Exhibit 10.5
CHANGE IN CONTROL AGREEMENT
FOR
RONALD L. SMITH
     THIS CHANGE OF CONTROL AGREEMENT (“Agreement”) between UNIFI, INC., a New York Corporation (the “Company”), and Ronald L. Smith (the “Executive”) effective the 14th day of August, 2009 (the “Effective Date”).
WITNESSETH:
     WHEREAS, the Vice President and Chief Financial Officer of the Company and is considered as an integral part of the Company’s management; and
     WHEREAS, the Company’s Board of Directors (the “Board”) considers the establishment and maintenance of a sound and vital management to be essential in protecting and enhancing the best interests of the Company and its Shareholders, recognizes that the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its Shareholders; and
     WHEREAS, the Executive desires that in the event of any Change in Control he will continue to have the responsibility and status he has earned; and
     WHEREAS, the Board has determined that it is appropriate to reinforce and encourage the continued attention and dedication of the Executive, as a member of the Company’s management, to his assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a Change in Control of the Company; and
     WHEREAS, the Executive and the Company have previously entered a Change in Control Agreement which, by its own terms, expired November 1, 2008; and
     WHEREAS, the Executive and the Company desire to enter a new Change in Control Agreement that complies with the provisions of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     NOW, THEREFORE, in order to induce the Executive to remain in the employment of the Company and in consideration of the Executive agreeing to remain in the employment of the Company, subject to the terms and conditions set out below, the Company agrees it will pay such amount, as provided in Section 4 of this Agreement, to the Executive, if the Executive’s employment with the Company terminates under one of the circumstances described herein following a Change in Control of the Company, as herein defined.
     Section 1. Term This Agreement shall terminate, except to the extent that any obligation of the Company hereunder remains unpaid as of such time, on the earliest of:
     (a) December 31, 2011 if a Change in Control of the Company has not occurred within such period;
     (b) The termination of the Executive’s employment with the Company for any reason prior to a Change in Control; and
     (c) Two (2) years from the date of a Change in Control of the Company if the Executive has not voluntarily terminated his employment for Good Reason as of such time.
     Section 2. Change in Control
     (a) No compensation shall be payable under this Agreement unless and until:
     (1) there shall have been a Change in Control of the Company, while the Executive is still an employee of the Company, and
     (2) the Executive’s employment by the Company thereafter shall have been terminated in accordance with Section 3.
     (b) For purposes of this Agreement, a Change in Control of the Company shall be deemed to have occurred if:
     (1) There shall be consummated
     (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving legal entity or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of the Company’s Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock of the surviving company immediately after the merger, or
     (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or
     (2) The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or
     (3) Any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of the Company’s outstanding Common Stock; or
     (4) During any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company’s Shareholders, of each new Director was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the period.
     Section 3. Termination Following Change in Control
     (a) If a Change in Control of the Company shall have occurred while the Executive is still an employee of the Company, the Executive shall be entitled to the compensation provided in Section 4 on the subsequent termination of the Executive’s employment with the Company by the Executive voluntarily for Good Reason or by the Company without Cause, as such terms are defined in Subsections (d) and (e) below. If the Executive’s employment with the Company is terminated for any of the following reasons, no benefits will be payable hereunder:
     (1) the Executive’s death;
     (2) the Executive’s Disability (as defined in Subsection (b) below);
     (3) the Executive’s Retirement (as defined in Subsection (c) below);
     (4) the Executive’s termination by the Company for Cause (as defined in Subsection (d) below); or
     (5) the Executive’s decision to terminate employment other than for Good Reason (as defined in Subsection (e) below).
     (b) Disability: If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his duties with the Company on a full-time basis for one hundred twenty (120) consecutive days or a period of one hundred eighty (180) days within twelve (12) consecutive months (including days before and after the Change in Control) and within 30 days after written notice of termination is thereafter given by the Company the Executive shall not have returned to the full-time performance of the Executive’s duties, the Executive shall have suffered a “Disability.”
     (c) Retirement: The term “Retirement” as used in this Agreement shall mean termination in accordance with the Company’s retirement policy for its employees.
     (d) Cause: For purposes of this Agreement only, the Company shall have “Cause” to terminate the Executive’s employment hereunder only on the basis of fraud, misappropriation, or embezzlement on the part of the Executive or malfeasance or misfeasance by the Executive in performing the duties of his office, as determined by the Board. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been a meeting of the Board (after at least ten (10) days written notice to the Executive) and an opportunity for the Executive to be heard before the Board), and the delivery to the Executive of a resolution duly adopted by the affirmative vote of not less than seventy-five percent (75%) of the entire membership of the Board stating that in the good faith opinion of the Board the Executive is guilty of conduct set forth in the second sentence of this Subsection (d) and specifying the particulars thereof in detail.
     (e) Good Reason: The Executive may terminate the Executive’s employment for Good Reason at any time during the term of this Agreement. For purposes of this Agreement “Good Reason” shall mean the occurrence of any one or more of the following without the Executive’s express written consent:
     (1) The assignment to the Executive by the Company of duties that are materially inconsistent with the Executive’s position, duties, responsibilities, and status with the Company immediately prior to a Change in Control of the Company; a material change in the Executive’s titles or offices as in effect immediately prior to a Change in Control of the Company; or any removal of the Executive from or any failure to reelect the Executive to any of the positions held prior to a Change of Control of the Company, except in connection with the termination of his employment for death, Disability, Retirement, or Cause or by the Executive other than for Good Reason;
     (2) A material reduction by the Company in the Executive’s base salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement or the Company’s failure to increase (within 12 months of the Executive’s last increase in base salary) the Executive’s base salary after a Change in Control of the Company in an amount that at least equals, on a percentage basis, the average percentage increase in base salary for all executive officers of the Company effected in the preceding 12 months;
     (3) A failure by the Company to continue in effect any benefit plan or arrangement (including, without limitation, the Company’s 401(k) Plan, group life insurance plan and medical, dental, accident, and disability plans) in which the Executive is participating at the time of a Change in Control of the Company (hereinafter referred to as “Benefit Plan”) without the substitution of a plan providing him with substantially similar benefits, or the taking of any action by the Company which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any such Benefit Plan or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of a Change in Control of the Company without the substitution of a plan or fringe benefit providing him with substantially similar benefits;
     (4) A failure by the Company to continue in effect any plan or arrangement to receive securities of the Company (including, without limitation, stock option plans or any other plan or arrangement to receive and exercise stock options, restricted stock or grants thereof) in which the Executive is participating at the time of a Change in Control of the Company (a “Securities Plan”) without the substitution of a plan or arrangement providing him with substantially similar benefits and the taking of any action by the Company that would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any such Securities Plan without the substitution of a plan or arrangement providing him with substantially similar benefits;
     (5) A failure by the Company to continue in effect any bonus plan, automobile allowance plan, or other incentive payment plan in which the Executive is participating at the time of a Change in Control of the Company, or said Executive had participated in during the previous calendar year without the substitution of a plan or arrangement providing him with substantially similar benefits;
     (6) A relocation of the Company’s principal executive offices to a location outside of North Carolina, or the Executive’s relocation to any place other than the location at which the Executive performed the Executive’s duties prior to a Change in Control of the Company, except for required travel by the Executive on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations at the time of a Change in Control of the Company;
     (7) A failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled at the time of a Change in Control of the Company;
     (8) A material breach by the Company of any provision of this Agreement;
     (9) A failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company; or
     (10) A purported termination of the Executive’s employment which is not made pursuant to a Notice of Termination satisfying the requirements of Subsection (f).
In order to terminate his employment with the Company for Good Reason, the Executive must also comply with the notice requirements of Subsection (f).
     (f) Notice of Termination:
     (1) Any termination by the Company pursuant to Subsections (b), (c) or (d) shall be communicated by a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that shall indicate those specific termination provisions in this Agreement relied on and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination by the Company shall be effective without such Notice of Termination.

     (2) Any termination by the Executive pursuant to Subsection (e) shall be communicated by a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that shall indicate those specific termination provisions in this Agreement relied on and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination by the Company shall be effective without such Notice of Termination.
     (3) The Executive’s provision of a Notice of Termination must be within ninety (90) days following the facts and circumstances claimed to provide a basis for termination for Good Reason.
     (g) Date of Termination: “Date of Termination” shall mean:
     (1) If Executive’s employment is terminated by the Company for Disability, thirty (30) days after the Notice of Termination is given to the Executive (provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such thirty (30) day period), or
     (2) If the Executive’s employment is terminated by the Company for any other reason, the date on which a Notice of Termination is given; provided that if within thirty (30) days after any Notice of Termination is given to the Executive by the Company the Executive notifies the Company that a dispute exists concerning the termination, the Date of Termination shall be the date the dispute is finally determined, whether by mutual agreement by the parties or otherwise, or
     (3) If the Executive’s employment is terminated by the Executive for Good Reason, thirty (30) days after the Notice of Termination is given to the Executive (provided that the Company shall not have cured the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated during such thirty (30) day period); provided that if within thirty (30) days after any Notice of Termination is given to the Company by the Executive, the Company notifies the Executive that a dispute exists concerning the termination, the Date of Termination shall be the date the dispute is finally determined, whether by mutual agreement by the parties or otherwise.
     Section 4. Severance Compensation on Termination of Employment
     (a) If the Company shall terminate the Executive’s employment other than pursuant to Section 3(b), 3(c) or 3(d) or if the Executive shall voluntarily terminate his employment for Good Reason pursuant to Section 3(e), then the Company shall pay to the Executive as severance pay an amount equal to 2.99 times the average total compensation paid to the Executive by the

Company or any of its subsidiaries during the five (5) calendar years (or the period of the Executive’s employment with the Company if the Executive has been employed with the Company for less than five calendar years) preceding the Change in Control of the Company.
     (b) However, if the severance payment under this Section 4, either alone or together with other payments that the Executive has the right to receive from the Company, would constitute a “parachute payment” (as defined in section 280G of the Code), such severance payment shall be reduced to the largest amount as will result in no portion of the severance payment under this Section 4 being subject to the excise tax imposed by section 4999 of the Code. The determination of any reduction in the lump sum severance payment under this Section 4 pursuant to the foregoing proviso shall be made by the Company’s Independent Certified Public Accountants, and their decision shall be conclusive and binding on the Company and the Executive.
     (c) Such amount shall be paid in twenty-four (24) equal monthly installments, without interest, beginning on the regular payroll date for salaried employees of the Company in the month following the Executive’s Date of Termination.
     (d) Notwithstanding the provisions of Subsection (c) to the contrary, the Company and Executive further acknowledge that if the Executive is determined to be a “specified employee”, as such term is defined in section 409A of the Code at the date that payments are otherwise scheduled to commence in Subsection (c), that certain payments to Executive under this Agreement may be required to be postponed to comply with section 409A. Thus, the parties agree that, in such event, any payments that are so postponed will be paid to Executive, without interest, on the first day of the calendar month following the end of the required postponement period.
     (e) If the Executive dies while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s legatee, or other designee or, if there be no such designee, to the Executive’s estate.
     Section 5. No Obligation to Mitigate Damages; No Effect on Other Contractual Rights
     (a) The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer that is not related to the Company after the Date of Termination, or otherwise.
     (b) Except as set forth in Section 4(b), the provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s rights under any employment agreement or other contract, plan, or employment arrangement with the Company.
     (c) The Company shall, on the termination of the Executive’s employment following a Change in Control of the Company other than by death, Disability (as defined in Section 3(b)), Retirement (as defined in Section 3(c)) or Cause (as defined in Section 3(d)), or the termination of the Executive’s employment by the Executive without Good Reason, maintain in full force and effect, for the Executive’s continued benefit until the earlier of:
     (1) two (2) years after the Date of Termination, or
     (2) the Executive’s commencement of full time employment with a new employer, all life insurance, medical, health and accident, and disability plans, programs, or arrangements in which he was entitled to participate immediately prior to the Date of Termination, provided that his continued participation is possible under the general terms and provisions of such plans and programs. In the event the Executive is ineligible under the terms of such plans or programs to continue to be so covered, the Company shall provide substantially equivalent coverage through other sources.
     (d) The Executive’s account and rights in and under any retirement benefit or incentive plans shall remain subject to the terms and conditions of the respective plans as they existed at the time of the termination of the Executive’s employment.
     Section 6. Successors
     (a) The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executive’s employment for Good Reason under Section 3.
     (b) “Company” shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid that executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. If at any time during the term of this Agreement the Executive is employed by any corporation a majority of the voting securities of which is then owned by the Company, “Company” as used in Sections 3, 4, and 10 hereof shall in addition include such employer. In such event, the Company agrees that it shall pay or shall cause such employer to pay any amounts owed to the Executive pursuant to Section 4 hereof.
     (c) This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives or attorney-in-fact, executors or administrators, heirs, distributees and legatees.
     Section 7. Notice For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:
     If to the Company:
Unifi, Inc.
P. O. Box 19109
Greensboro, NC 27419-9109
ATTENTION: General Counsel (currently Charles F. McCoy)
     If to the Executive:
Mr. Ronald L. Smith
3900 Katie Drive
Greensboro, NC 27410
or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only on receipt.
     Section 8. Miscellaneous
     (a) The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     (b) Any payment or delivery required under this Agreement shall be subject to all requirements of the law with regard to withholding (including FICA tax), filing, making of reports and the like, and Company shall use its best efforts to satisfy promptly all such requirements.
     Section 9. Legal Fees and Expenses The Company shall pay all reasonable legal fees and expenses that the Executive may incur as a result of the Company’s contesting the validity, enforceability or the Executive’s interpretation of, or determinations under, this Agreement.
     Section 10. Disclosure of Confidential Information Executive agrees that:

     (a) During the term of this Agreement and for a period of five (5) years after his Date of Termination, he will not disclose or make available to any person or other entity any trade secrets, Confidential Information, or “know-how” relating to the Company’s, its affiliates’ and subsidiaries’ businesses without written authority from the Board, unless he is compelled to disclose it by judicial process.
     (b) “Confidential Information” shall mean all information about the Company, its affiliates or subsidiaries, or relating to any of their products, services, or any phase of their operations, not generally known to their Competitors or which is not public information, that the Executive knows or of which the Executive acquired knowledge during the term of his employment with the Company.
     (c) Under no circumstances shall Executive remove from the Company’s offices any of the Company’s books, records, documents, files, computer discs or information, reports, presentations, customer lists, or any copies of such documents for use outside of his employment with the Company, except as specifically authorized in writing by the Board.
     Section 11. Non-Compete
     (a) Executive agrees that, during the period of employment and for a period of two (2) years after his Date of Termination, he will not, directly or indirectly:
     (1) Seek employment or consulting arrangements with or offer advice, suggestions, or input to any Competitor of the Company; or
     (2) Own any interest in, other than ownership of less than two percent (2%) of any class of stock of a publicly held corporation, manage, operate, control, be employed by, render advisory services to, act as a consultant to, participate in, assess or be connected with any Competitor of the Company, unless approved by the Board; or
     (3) Solicit, induce, or attempt to induce any past or current customer of the Company (A) to cease doing business in whole or in part with or through the Company; or (B) to do business with any other person, firm, partnership, corporation, or other entity that sells products or performs services materially similar to or competitive with those provided by the Company; or
     (4) Initiate, encourage, or solicit for employment any person who is now employed or during the term of this Agreement becomes employed by the Company (or whose activities or services are dedicated to the Company).
     (b) “Competitor” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, business trust, association, trust, or other enterprise (whether or not incorporated) engaged in the business of developing, producing, manufacturing, selling and/or distributing a product or providing services similar to any product produced or service provided by the Company, its affiliates, or subsidiaries.
     Section 12. Remedy for Violation of Sections 10 and 11 The Executive acknowledges that the Company has no adequate remedy at law and will be irreparably harmed if the Executive breaches or threatens to breach the provisions of Sections 10 or 11 of this Agreement, and therefore, agrees that the Company shall be entitled to injunctive relief to prevent any breach or threatened breach of such Sections and that the Company shall be entitled to specific performance of the terms of such Sections in addition to any other legal or equitable remedy it may have. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement.
     Section 13. Arbitration
     (a) Any dispute or controversy between the Company and the Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of the Company and the Executive. However, if the parties are unable to agree to an arbitrator, the arbitrator will be selected under the procedures of the AAA.
     (b) The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute relief until the arbitration award is rendered or the controversy is otherwise resolved.
     (c) Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive.
     (d) The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The arbitration proceeding shall be conducted in Greensboro, North Carolina or such other location to which the parties may agree. The Company shall pay the costs of any arbitrator appointed hereunder.

     Section 14. Amendment and Termination
     (a) Amendment. This Agreement may be amended by the Company at any time, or from time to time, but no such amendment shall reduce Executive’s benefit hereunder, determined as of the date of amendment, and provided that such amendment is approved by both the Company and the Executive.
     (b) Termination. The Company retains the discretion to terminate this Agreement if (i) all arrangements sponsored by the Company that would be aggregated with any terminated arrangement under Code section 409A and Treas. Reg. §1.409A-1(c)(2) are terminated, (ii) no payments (other than payments that would be payable under the terms of the arrangements if the termination had not occurred) are made within twelve (12) months of the termination of the arrangements, (iii) all payments are made within twenty-four (24) months of the termination of the arrangements, (iv) the Company does not adopt a new arrangement that would be aggregated with any terminated arrangement under Code section 409A and the regulations thereunder at any time within the three (3) year period following the date of termination of the arrangement, and (v) the termination does not occur proximate to a downturn in the financial health of the Company.
     (c) Interpretation. The termination provisions of this Section will be construed in accordance with Treas. Reg. §1.409A-3(j)(4)(ix). Further, the Company reserves the right to amend the Agreement to provide that termination of the Agreement will occur under such conditions and events as may be prescribed by the Secretary of the Treasury in generally applicable guidance published in the Internal Revenue Bulletin.
     Section 15. Section 409A Compliance. It is intended that this Agreement comply with Code section 409A, with any Treasury Regulations promulgated thereunder, and with other generally applicable guidance and transition rules issued thereunder. The Agreement shall be interpreted and operated consistently with that intent. If the Company shall determine that any provision of this Agreement does not comply with the requirements of Code section 409A, the Company shall have the authority to amend the Agreement to the extent necessary (including retroactively) in order to preserve compliance with Code section 409A. The Company shall also have the discretionary authority to take such other actions as may be permissible to correct any failures to comply in operation with the requirements of Code section 409A.

     IN WITNESS WHEREOF, Unifi, Inc. has caused this Agreement to be signed by an officer of the Company and a member of the Company’s Compensation Committee pursuant to resolutions duly adopted by the Board of Directors and its seal affixed hereto and the Executive has hereunto affixed his hand and seal effective as of the date first above written.

UNIFI, INC.

Charles F. McCoy
By:

Charles F. McCoy Vice President, Secretary & General Counsel

William M. Sams
By:

William M. Sams Chairman of the Compensation Committee of the Board of Directors

EXECUTIVE

Ronald L. Smith
(Seal)

Ronald L. Smith

SCHEDULE A
DELAYS IN DISTRIBUTION; ACCELERATION EVENTS
     Section A.1 Permitted Delays in Payment. Distributions may be delayed beyond the date payment would otherwise occur in accordance with the provisions of the Agreement in any of the following circumstances.
     (a) The Company may delay payment if it reasonably anticipates that the making of the payment will violate federal securities laws or other applicable laws, provided that payment is made at the earliest date on which the Company reasonably anticipates that the making of the payment will not cause such violation.
     (b) The Company reserves the right to amend the Agreement to provide for a delay in payment on such other events and conditions as the Secretary of the Treasury may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
     Section A.2 Permitted Acceleration Events; Cancellation of Deferral Elections.
     (a) At the Executive’s request, the Company shall permit the acceleration of the time and form of a payment under the Agreement under the following circumstances:
     (1) A payment to the extent necessary for any federal officer in the executive branch of the U.S. government to comply with an ethics agreement with the federal government.
     (2) A payment to the extent reasonably necessary to avoid the violation of any applicable ethics or conflicts of interest law in accordance with Treas. Reg. §1.409A-3(j)(4)(iii).
     (3) A payment equal to the U.S. employment tax imposed on compensation deferred under the Agreement, plus the amount of applicable income tax required to be withheld at source on such amount.
     (4) If the Agreement fails to meet the requirements of Code section 409A and the regulations promulgated thereunder, a payment not to exceed the amount required to be included in income as a result of such failure to comply.
     (5) A payment to reflect the payment of applicable state, local, and foreign tax obligations arising from participation in the Agreement that apply to the amount deferred under the Agreement before the amount is paid or made available to the Executive, in accordance with Treas. Reg. §1.409A-3(j)(4)(xi).
     (6) A payment or reduction as a satisfaction of the Executive’s debt to the Company, where (A) such debt has been incurred in the ordinary course of the parties’ relationship, (B) the entire amount of the payment/reduction in any of the Executive’s tax years does not exceed $5,000, and (C) the payment/reduction is made at the same time and in the same amount as the debt would otherwise have been due and collected.
     (7) A payment that is part of a settlement between the Executive and the Company of a bona fide dispute as to the Executive’s right to the deferred amount, in accordance with Treas. Reg. §1.409A-3(j)(4)(xiv).
     (b) The Company shall permit the acceleration of the time and form of a payment to make a lump sum payment of amounts deferred on behalf of the Executive, provided that:
     (1) The payment results in the termination and liquidation of the entirety of the Executive’s interest hereunder and all other plans and arrangements that are deemed to be a single nonqualified deferred compensation plan under Treas. Reg. §1.409A-1(c)(2),
     (2) The payment is not greater than the applicable amount under Code section 402(g), and
     (3) Such payment is mandatory and is not solely at the Executive’s request.
     (c) The Company reserves the right to amend this Agreement to provide for an acceleration of payment on such other events and conditions as the Secretary of the Treasury may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.